EXHIBIT 99.1
500 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations Contact:	Company Contact:
	BPC Financial Marketing	Molly Henderson
	John Baldissera	Chief Financial Officer
	(800)368.1217	500 Linden Oaks
Rochester, New York 14625
(585)249.6231

VIRTUALSCOPICS REPORTS FIRST QUARTER 2008 RESULTS
Quarterly Revenues Increase 28% over Q1 2007
Operating cash burn reduced by $300,000

ROCHESTER, NY - April 30, 2008 - VirtualScopics, Inc. (NASDAQ: VSCP), a leading developer of image-based solutions to the pharmaceutical, biotechnology and medical device industries, announced today that revenues for the first quarter 2008 rose to over $1.6 million, a 28% increase over prior year’s comparable quarter. Operating loss for the quarter ended March 31, 2008 was $951,655 compared to $1,269,118 for the prior year’s comparable period.

“We are pleased by the significant growth in revenues during the quarter,” stated Jeff Markin, president and chief executive officer of VirtualScopics. “We are equally pleased with the over $300,000 reduction in the operating loss for the first quarter 2008 compared to the first quarter in 2007. During the quarter we added three new customers, signed a Master Service Agreement with a top 10 pharmaceutical company and received notification of a patent award and a patent issuance.” He added, “We fully anticipate this momentum to continue as we execute on our operating and financial plans for 2008.”

Jeff Markin and Chief Financial Officer, Molly Henderson will provide a business update and discuss these results during the annual stockholders’ meeting at 9:00am on Thursday, May 8, 2008 at the Sheraton Manhattan, 811 Seventh Avenue, New York, New York 10019.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s investment in infrastructure and new customer contract signings and awards in 2007 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

-Financial tables to follow-

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2008	2007

Revenues	$1,634,103	$1,278,405
Cost of services	1,029,984	800,519
Gross profit	604,119	477,886

Operating expenses:
Research and development	251,829	406,955
Sales and marketing	288,874	212,116
General and administrative	494,441	604,017
Stock-based compensation expense	403,063	406,204
Depreciation and amortization	117,567	117,712
Total operating expenses	1,555,774	1,747,004
Operating Loss	(951,655)	(1,269,118)

Other income (expense)
Interest income	28,725	49,370
Other expense	(1,583)	(1,978)
Total other income	27,142	47,392
Net Loss	(924,513)	(1,221,726)

Series B preferred stock cash dividend	85,240	-

Net loss attributable to common stockholders	$(1,009,753)	$(1,221,726)

Basic and diluted net loss per common share	$(0.04)	$(0.05)

Weighted average number of common shares outstanding
Basic and diluted	23,246,067	22,972,266

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)

Current assets
Cash and cash equivalents	$3,623,244	$3,955,835
Restricted cash	365,003	455,583
Accounts receivable	677,126	648,300
Prepaid expenses and other assets	369,341	306,301
Total current assets	5,034,714	5,366,019

Restricted cash	-	43,216
Patents, net	1,941,477	1,948,785
Property and equipment, net	503,632	542,679
Other assets	249,435	280,317
Total assets	$7,729,258	$8,181,016

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$751,880	$626,693
Accrued payroll	284,198	221,013
Unearned revenue	258,508	279,275
Total current liabilities	1,294,586	1,126,981

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; 3,976 issued and outstanding at March 31, 2008 and 4,001 at December 31, 2007; liquidation preference $1,000 per share	4	4
6,000 shares designated Series B; 4,226 issued and outstanding at March 31, 2008 and 4,230 at December 31, 2007; liquidation preference $1,000 per share	4	4
Common Stock, $0.001 par value; 85,000,000 shares authorized; 23,249,744 shares issued and outstanding at March 31, 2008 and 23,225,664 at December 31, 2007	23,250	23,226
Additional paid-in capital	15,921,250	15,616,124
Accumulated deficit	(9,509,836)	(8,585,323)
Total stockholders' equity	6,434,672	7,054,035
Total liabilities and stockholders' equity	$7,729,258	$8,181,016